Exhibit 99.2

Titan Announces Proposed Private Offering of at Least
$150 Million Senior Unsecured Notes

QUINCY, Ill.  - May 13, 2010 - Titan International, Inc. (NYSE: TWI) today announced that it is proposing an offering through a private placement of at least $150 million aggregate principal amount of unsecured senior notes (the “Notes”). The net proceeds of this offering are intended to be used to fund the cash purchase of any and all of its 8% senior unsecured notes due 2012 through a tender offer, to pay related fees and expenses and for general corporate purposes. The tender offer is being made solely by means of the tender offer documentation.

The Notes are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements. A confidential offering circular will be made available to eligible holders. The offering will be conducted in accordance with the terms and subject to the conditions set forth in the offering circular.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489